News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                      For Release:  Immediately
                                                      Date: February 26, 2009
                                                      Contact:  Clemente Teng
                                                      (818) 244-8080

  PUBLIC STORAGE REPORTS RESULTS FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2008

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the fourth quarter ended December 31, 2008.

OPERATING RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2008:
---------------------------------------------------------------

Net income for the three months ended December 31, 2008 was $151.7 million compared to $167.9 million for the same period in 2007, representing a decrease of $16.2 million. This decrease is primarily due to the impact of a $13.2 million foreign exchange loss during the quarter ended December 31, 2008 as compared to a foreign currency exchange gain of $16.3 million in the same period in 2007, offset by a reduction in amortization of intangible assets and improvements in operating income with respect to our domestic self-storage facilities.

The foreign currency exchange gains and losses relate primarily to a Euro denominated loan receivable from Shurgard Europe. The foreign currency gains and losses were due to changes in the value of the U.S. Dollar relative to the Euro during each period when converting this Euro denominated loan to U.S. Dollars for financial reporting purposes. See "Shurgard Europe" below for further information.

Net operating income with respect to our domestic operations increased $11.8 million in the three months ended December 31, 2008 as compared to the same period in 2007 due to an increase of $6.5 million with respect to our domestic same-store operations combined with an increase of $5.3 million with respect to our non-stabilized facilities.

For the three months ended December 31, 2008 and 2007, we allocated $24.9 million and $60.3 million, respectively, of our net income to our preferred shareholders, representing a decrease of $35.4 million. This decrease is primarily due to preferred share repurchases that we completed in the fourth quarter of 2008 at an aggregate cost that was $33.9 million less than the original net proceeds from the issuance of such shares. This benefit to our common shareholders did not impact our net income, but has been reflected as a reduction in the allocation of net income to our preferred shareholders and a corresponding increase in the allocation of net income to our common shareholders (see "Share Repurchases and Debt Tender" below).

For the three months ended December 31, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $121.7 million or $0.72 per common share on a diluted basis compared to $102.2 million or $0.60 per common share for the same period in 2007, representing an increase of $19.5 million or $0.12 per common share on a diluted basis. These increases are due primarily to the aforementioned reduction in the allocation of net income to our preferred shareholders and corresponding increase in allocation to our common shareholders of $33.9 million in connection with the repurchase of preferred securities, offset by the aforementioned decline in our net income.

Weighted average diluted common shares were 168,565,000 and 170,089,000, respectively, for the three months ended December 31, 2008 and 2007. The decline is due to common share repurchases in the first quarter of 2008.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2008:
-------------------------------------------------------

Net income for the year ended December 31, 2008 was $935.2 million compared to $457.5 million for the same period in 2007, representing an improvement of $477.7 million. This improvement is primarily due to a gain of $344.7 million recognized on the disposition of a 51% interest in Shurgard Europe on March 31, 2008, improvements in net operating income with respect to our domestic self-storage facilities and a reduction in amortization of intangible assets, offset by a foreign currency exchange loss of $25.4 million for the year ended December 31, 2008 as compared to a foreign exchange gain of $58.4 million in 2007.

Net operating income with respect to our domestic operations increased $49.7 million in the year ended December 31, 2008 as compared to 2007 due to an increase of $28.7 million with respect to our same-store operations combined with an increase of $21.0 million with respect to our non-stabilized facilities.

For the years ended December 31, 2008 and 2007, we allocated $205.9 million and $236.8 million of our net income, respectively, to our preferred shareholders. The year-over-year decrease is due primarily to the aforementioned reduction in the allocation of net income to our preferred shareholders and corresponding increase in allocation to our common shareholders of $33.9 million in connection with repurchases of preferred securities.

For the year ended December 31, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $708.1 million or $4.19 per common share on a diluted basis compared to $199.4 million or $1.17 per common share for the same period in 2007, representing an improvement of $508.7 million or $3.02 per common share. These increases are due primarily to the aforementioned reduction in the allocation of net income to our preferred shareholders in connection with the repurchase of securities, along with the impact of the factors described above with respect to the increase in our net income.

Weighted average diluted common shares were 168,883,000 and 170,147,000, respectively, for the years ended December 31, 2008 and 2007. The decline is due primarily to common share repurchases in the first quarter of 2008.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended December 31, 2008, funds from operations ("FFO") increased to $1.49 per common share on a diluted basis as compared to $1.40 per common share for the same period in 2007, representing an increase of $0.09 per common share or 6.4%. For the year ended December 31, 2008, FFO was $5.07 per common share on a diluted basis as compared to $4.97 per common share in 2007, representing an increase of $0.10 per common share or 2.0%.

For the three months ended December 31, 2008, FFO was impacted by (i) a foreign currency exchange loss totaling $13.2 million (compared to a gain of $16.3 million for the same period in 2007), (ii) a change in accounting estimate with respect to our tenant insurance operations resulting in a $1.2 million increase to ancillary operating expenses, (iii) a reduction in the allocation of net income to our preferred shareholders pursuant to the aforementioned preferred share repurchases, combined with our equity share of PSB's preferred stock repurchases, aggregating $35.8 million, and (iv) write-offs of development costs for cancelled projects included in general and administrative expense totaling $1.5 million, along with our equity share of Shurgard Europe's development cost write-offs totaling $1.2 million.

For the year ended December 31, 2008, FFO has been impacted by (i) a foreign currency exchange loss totaling $25.4 million (a gain of $58.4 million for
2007), (ii) changes in accounting estimates associated with our tenant insurance operations resulting in a $5.8 million reduction in ancillary operating expenses, (iii) the aforementioned reduction in the allocation of net income to our preferred shareholders combined with our equity share of PSB's preferred stock repurchases of $35.8 million, (iv) write-offs of development costs for cancelled projects included in general and administrative expense totaling $1.5 million ($2.1 million for 2007), along with our equity share of Shurgard Europe's development cost write-offs totaling $1.2 million, (v) incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million, and (vi) a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million (an increase in insurance proceeds with respect to Hurricane Katrina of $2.7 million in 2007). FFO for the year ended December 31, 2007 was also impacted by (i) expenses related to our terminated offering of shares in our European business totaling $9.6 million, (ii) expenses incurred in connection with the Shurgard Merger totaling approximately $5.3 million, (iii) expenses related to our reorganization as a Maryland REIT totaling approximately $2.0 million, and (iv) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million.

The following table provides a summary of the impact of these items that have occurred during the three months and years ended December 31, 2008 and 2007:


                                                       Three Months Ended December 31,         Year Ended December 31,
                                                    ---------------------------------- ----------------------------------
                                                                         Percentage                          Percentage
                                                      2008        2007      Change        2008       2007        Change
                                                    ----------  -------- ------------- ---------   --------- ------------

FFO per common share prior to adjustments for the
   following items...............................    $   1.39   $   1.30     6.9%      $   5.18     $  4.73        9.5%

Foreign currency exchange gain (loss), net.......       (0.08)      0.10                  (0.15)       0.34
Change in accounting estimates - ancillary
   operations....................................       (0.01)         -                   0.03           -
Reduction in the allocation of net income to
   preferred shareholders to common shareholders
   pursuant to preferred redemptions, including
   our equity share from PSB.....................        0.21          -                   0.21           -
Cancellation of development projects.............       (0.02)         -                  (0.02)      (0.01)
Incremental incentive compensation...............           -          -                  (0.17)          -
Impact associated with hurricanes ...............           -          -                  (0.01)       0.02
Costs and expenses incurred in connection with the
   terminated public offering of shares in
   Shurgard Europe...............................           -          -                      -       (0.06)
Costs and expenses incurred in connection with the
   Shurgard Merger...............................           -          -                      -       (0.03)
   Costs to reorganize as a Maryland REIT........           -          -                      -       (0.01)
Impairment charges on containerized storage
   operations....................................           -          -                      -       (0.01)
                                                    ----------  --------               ---------   ---------
FFO per common share, as reported................    $   1.49   $   1.40     6.4%      $   5.07     $  4.97        2.0%
                                                    ==========  ========               =========   =========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

As previously noted, we received net proceeds totaling approximately $609.1 million in connection with our March 31, 2008 disposition of a 51% interest in Shurgard Europe. These funds were invested in short-term liquid investments earning interest at rates averaging approximately 2% during the quarter ended December 31, 2008.

Property Operations - Same Store Facilities:

The following table summarizes the historical operating results of 1,789 facilities that were all stabilized as of January 1, 2006 and contain approximately 109.4 million net rentable square feet, representing approximately 87% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2008. These facilities include 416 facilities acquired in August 2006 in connection with the Shurgard Merger.

SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,789 FACILITIES):
------------------------------

                                                      Three Months Ended December 31,                Year Ended December 31,
                                                    --------------------------------------    --------------------------------------
                                                                               Percentage                                 Percentage
                                                      2008          2007         Change         2008           2007         Change
                                                    ------------ ------------  -----------    ------------   ------------ ----------
                                                                  (Dollar amounts in thousands, except weighted average data)

Revenues:
    Rental income.................................  $  318,888   $   314,689        1.3%      $ 1,283,015    $ 1,252,752      2.4%
    Late charges and administrative fees collected      14,192        13,196        7.5%           56,291         53,563      5.1%
                                                    ------------ ------------  -----------    ------------   ------------ ----------
    Total revenues (a)............................     333,080       327,885        1.6%        1,339,306      1,306,315      2.5%

Cost of operations:
    Property taxes................................      26,000        26,389       (1.5)%         125,696        122,157      2.9%
    Direct property payroll.......................      22,251        21,432        3.8%           88,468         87,516      1.1%
    Media advertising.............................         874         2,622      (66.7)%          18,386         19,075     (3.6)%
    Other advertising and promotion...............       3,957         3,874        2.1%           17,168         17,714     (3.1)%
    Utilities.....................................       7,689         7,532        2.1%           33,270         31,949      4.1%
    Repairs and maintenance.......................      10,145         9,844        3.1%           39,949         39,980     (0.1)%
    Telephone reservation center..................       2,758         3,179      (13.2)%          11,744         11,798     (0.5)%
    Property insurance............................       2,444         2,742      (10.9)%          10,611         12,572    (15.6)%
    Other costs of management.....................      21,108        20,943        0.8%           85,277         83,467      2.2%
                                                    ------------ ------------  -----------    ------------   ------------ ----------
  Total cost of operations (a)....................      97,226        98,557       (1.4)%         430,569        426,228      1.0%
                                                    ------------ ------------  -----------    ------------   ------------ ----------
Net operating income (b) .........................     235,854       229,328        2.8%          908,737        880,087      3.3%
Depreciation and amortization expense (c).........     (83,912)      (87,804)      (4.4)%        (318,696)      (407,962)   (21.9)%
                                                    ------------ ------------  -----------    ------------   ------------ ----------
Operating income..................................  $  151,942   $   141,524        7.4%      $   590,041    $   472,125     25.0%
                                                    ============ ============  ===========    ============   ============ ==========
Gross margin......................................       70.8%         69.9%        1.3%            67.9%          67.4%      0.7%
Weighted average for the period:
  Square foot occupancy (d).......................       87.8%         88.3%       (0.6)%           89.5%          89.5%      0.0%
   Realized annual rent per occupied square foot
     (e) (g)......................................  $    13.28   $     13.03        1.9%      $     13.10    $     12.79      2.4%
  REVPAF (f) (g)..................................  $    11.66   $     11.50        1.4%      $     11.72    $     11.45      2.4%
Weighted average at December 31:
  Square foot occupancy...........................                                                  87.1%          87.9%     (0.9)%
  In place annual rent per occupied square foot (h)                                           $     14.03    $     13.93      0.7%
Total net rentable square feet (in thousands).....                                                109,436        109,436        -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.
b) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.
c) Depreciation and amortization expense for the three months and year ended December 31, 2008 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.
d) Square foot occupancies represent weighted average occupancy levels over the entire period.
e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.
f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.
h) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                               ------------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                               --------------  -------------  ------------   --------------    --------------
Total revenues (in 000's):
  2008.....................................      $  326,781      $  335,412   $  344,033     $    333,080      $  1,339,306
  2007.....................................      $  317,169      $  325,144   $  336,117     $    327,885      $  1,306,315

Total cost of operations (in 000's):
  2008.....................................      $  115,347      $  112,182   $  105,814     $     97,226      $    430,569
  2007.....................................      $  110,523      $  110,480   $  106,668     $     98,557      $    426,228

Property taxes (in 000's):
  2008.....................................      $   33,705      $   32,526   $   33,465     $     26,000      $    125,696
  2007.....................................      $   32,318      $   31,110   $   32,340     $     26,389      $    122,157

Media advertising (in 000's):
  2008.....................................      $    6,366      $    9,148   $    1,998     $        874      $     18,386
  2007.....................................      $    4,820      $    7,589   $    4,044     $      2,622      $     19,075

Other advertising and promotion
(in 000's):
  2008.....................................      $    4,130      $    4,733   $    4,348     $      3,957      $    17,168
  2007.....................................      $    4,633      $    5,027   $    4,180     $      3,874      $    17,714

REVPAF:
  2008.....................................      $    11.45      $    11.75   $     12.04    $      11.66      $     11.72
  2007.....................................      $    11.12      $    11.40   $     11.77    $      11.50      $     11.45

Weighted average realized annual rent per
occupied square foot for the period:
  2008.....................................      $    12.89      $    12.92   $     13.30    $      13.28      $     13.10
  2007.....................................      $    12.52      $    12.54   $     13.06    $      13.03      $     12.79

Weighted average square foot occupancy levels
 for the period:
  2008.....................................           88.8%           91.0%          90.5%           87.8%           89.5%
  2007.....................................           88.8%           90.9%          90.1%           88.3%           89.5%

SHURGARD EUROPE:
----------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. We own the remaining 49% interest and we are the managing member of the newly formed joint venture that now owns Shurgard Europe's operations. As a result of this transaction we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

During the year ended December 31, 2008, we incurred $27.9 million of incentive compensation expense with respect to the March 31, 2008 Shurgard Europe transaction. This amount is included in our general and administrative expense. No such incentive compensation amounts were incurred in the quarter ended December 31, 2008.

Shurgard Europe has an interest in 180 facilities (9.5 million net rentable square feet) located in seven Western European countries. Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned in two joint ventures in which Shurgard Europe has a 20% interest.

As previously disclosed, in January 2007 we filed an arbitration action with our joint venture partner related to our intention to terminate the joint venture early. The arbitration panel issued its decision denying Shurgard Europe's request to terminate the joint venture early, however, the panel also found that Shurgard Europe had acted reasonably and ruled that each party share in the costs.

The two joint ventures collectively had approximately (euro)250 million ($355 million) of outstanding debt payable to third parties at December 31, 2008, which is non-recourse to Shurgard Europe. One of the loans totaling (euro)120 million ($170 million) is due May 2009 and the other loan totaling (euro)130 million ($185 million) is due in June 2009. Shurgard Europe is currently negotiating terms to extend the maturities of these joint venture loans out one to three years. We expect Shurgard Europe to finalize these extensions within the next 90 days, although there can be no assurance that such extensions will actually be completed.

At December 31, 2008, Shurgard Europe had seven newly developed facilities and two expansions to existing facilities under construction (483,000 net rentable square feet), with costs incurred of $51.2 million and $30.6 million in costs to complete. The development of these facilities is subject to various risks and contingencies.

During the quarter ended December 31, 2008, Shurgard Europe terminated its development pipeline for projects that had not commenced construction, and incurred approximately $2.6 million in additional general and administrative expense for the projects that were terminated.

Our existing (euro)391.9 million ($552.4 million at December 31, 2008) loan to Shurgard Europe was extended pursuant to Shurgard Europe's option under the terms of the original note for an additional year to March 31, 2010 and will continue to accrue interest at 7.5% per annum. The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S.
Dollars that will be received on repayment will depend upon the currency exchange rates at the time. In addition, Shurgard Europe exercised its option and extended our commitment through March 31, 2010 to provide up to (euro)305 million of additional loans to Shurgard Europe. Borrowings are to be used to either fund the acquisition of Shurgard Europe's partner's interest in the joint ventures and/or repay Shurgard Europe's pro rata share of the joint ventures' debt. The acquisitions of the joint venture partners' interests are subject to our approval and Shurgard Europe's pro rata share of the aggregate joint venture debt is approximately (euro)50 million. As a result of these extensions, we will receive a fee of approximately (euro)3.5 million from Shurgard Europe in March 2009.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES:
---------------------------------------------

During the fourth quarter of 2008, we acquired one self-storage facility in California with net rentable square feet of 38,000 for an aggregate purchase price of $5.3 million. We also completed a newly developed facility with 55,000 net rentable square feet at a total cost of $7.9 million and six expansion projects at a total cost of $22.1 million adding 253,000 net rentable square feet.

At December 31, 2008, we had five expansion projects under construction (189,000 net additional rentable square feet) in the United States, which expand existing self-storage facilities and enhance their visual appeal with costs incurred of $20.3 million and $6.8 million in costs to complete. Opening dates for these facilities are estimated through the next 12 months. The development of these facilities is subject to various risks and contingencies.

During the quarter ended December 31, 2008, we terminated our development pipeline for projects that had not yet commenced construction, and incurred general and administrative expense totaling $1.5 million for the projects that were terminated.

During the quarter ended December 31, 2008, we recorded a disposition of an equity interest we had in certain partnerships, in exchange for a note receivable from the buyer valued at approximately $5.3 million. We recorded a loss on disposition totaling $9.3 million in connection with this transaction.

SHARE REPURCHASES AND DEBT TENDER:
----------------------------------

As disclosed previously, our Board of Trustees has authorized the repurchase from time to time of up to 35,000,000 of our common shares on the open market or in privately negotiated transactions.

During the first quarter of 2008, we repurchased a total of 1,520,196 common shares for an aggregate of approximately $111.9 million. No further common shares have been repurchased since the first quarter of 2008 through February 26, 2009. We have 11,278,084 common shares remaining on our repurchase authorization at February 26, 2009.

During the fourth quarter of 2008, we repurchased shares of our preferred securities in privately negotiated transactions as follows: Series Y - 849,100 Cumulative Preferred Shares at a total cost of $14,091,000, Series K - 1,409,756 Cumulative Preferred Shares at a total cost of $23,786,000, Series L - 933,400 Cumulative Preferred Shares at a total cost of $14,626,000 and Series M - 934,647 Cumulative Preferred Shares at a total cost of $14,375,000. The aggregate amount paid of $66.9 million was approximately $33.9 million less than the original net proceeds from issuance of the respective preferred shares and, accordingly, we reflected an allocation of income from the preferred shareholders to the common shareholders of $33.9 million. Our ongoing distributions paid to preferred shareholders were reduced approximately $1.6 million during the quarter ended December 31, 2008 as a result of these repurchases, and we expect an ongoing annualized reduction in dividends to our preferred shareholders of $7.1 million.

During the fourth quarter of 2008, we also repurchased 367,000 shares of our Equity Shares, Series A in a privately negotiated transaction, for an aggregate of $7,707,000. Distributions paid to equity share shareholders were reduced $225,000 during the quarter as a result of this transaction, and we expect an ongoing annualized reduction in dividends on our Equity Shares, Series A of $900,000.

As previously announced, on February 12, 2009, pursuant to a tender offer, we acquired $96.7 million principal amount of our 7.75% senior unsecured notes due in 2011 at par, and $13.5 million face amount of our 5.875% senior unsecured notes due in 2013 at 92.5% of par. As a result, we expect to record a gain of approximately $4.5 million on the extinguishment of debt in the first quarter of 2009 and we expect annualized interest payments to decline by approximately $8.3 million.

LIQUIDITY POSITION:
-------------------

At December 31, 2008, we have approximately $681 million of unrestricted cash on hand ($572 million, after the expenditure to acquire our senior unsecured notes described above) and have access to an additional $300 million line of credit. The line of credit does not expire until March 27, 2012. We have no significant capital commitments at December 31, 2008 other than outstanding debt maturities.

At December 31, 2008, outstanding debt totaled $644 million ($533 million, adjusted for the expenditure to acquire our senior notes described above). After adjusting for the aforementioned extinguishments in early 2009, we have no significant maturities until 2011 ($130 million of maturities) and 2013 ($252 million of maturities).

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the year ended December 31, 2008, our funds from operations available to distribute to common shareholders ("FAD") exceeded our regular common distributions (which excludes a $101 million special dividend paid in the fourth quarter that was driven primarily by our gain on sale of an interest in Shurgard Europe) by approximately $410 million. Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

DISTRIBUTIONS DECLARED:
-----------------------

On February 26, 2009 our Board of Trustees declared a regular common dividend of $0.55 per common share, a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares. All the dividends are payable on March 31, 2009 to shareholders of record as of March 16, 2009.

FOURTH QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Friday, February 27, 2009 at 10:00 a.m. (PST) to discuss the fourth quarter ended December 31, 2008 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 81759006). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 81759006). A replay of the conference call may be accessed through March 20, 2009, by calling (800) 642-1687 (domestic) or (706) 645-9291
(international) or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 81759006.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At December 31, 2008, the Company had interests in 2,018 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 181 storage facilities located in seven Western European nations with approximately ten million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-K for the period ended December 31, 2008 expected to be filed on or before March 1, 2009, our other Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

Comparisons of our revenues and expenses for the three and twelve months ended December 31, 2008 to the same periods in 2007 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe. Shurgard Europe's revenues and expenses after March 31, 2008 are excluded from our statement of operations and, instead, our 49% equity share of Shurgard Europe's operating results are included in the line item "equity in earnings of real estate entities" and we also record interest and other income with respect to (i) the interest received on our intercompany loan from Shurgard Europe and
(ii) license fee income.

                                                             Three Months Ended                Year Ended
                                                              December 31, (a)              December 31, (a)
                                                      ------------------------------  ------------------------------
                                                           2008             2007           2008            2007
                                                      -------------    -------------  -------------    -------------
                                                                  (Amounts in thousands, except per share data)
Revenues:
    Self-storage rental income......................  $    381,808     $    425,076   $  1,581,299     $  1,662,454
    Ancillary operations............................        29,195           34,376        128,153          140,628
    Interest and other income (a)...................        10,812            5,080         36,155           11,417
                                                      -------------    -------------  -------------    -------------
                                                           421,815          464,532      1,745,607        1,814,499
                                                      -------------    -------------  -------------    -------------
Expenses:
    Cost of operations:
      Self-storage facilities ......................       112,974          139,027        520,076          580,227
      Ancillary operations  (b).....................        15,088           15,706         60,501           77,516
    Depreciation and amortization (c)...............       104,288          130,783        414,188          622,400
    General and administrative (d)..................         5,841           10,352         62,809           59,749
    Interest expense................................         8,757           14,899         43,944           63,671
                                                      -------------    -------------  -------------    -------------
                                                           246,948          310,767      1,101,518        1,403,563
                                                      -------------    -------------  -------------    -------------
Income from continuing operations before equity in
   earnings of real estate entities, gain (loss) on
   disposition of real estate investments, casualty
   gain (loss), foreign currency exchange gain
   (loss),  and minority interest in income.........       174,867          153,765        644,089          410,936
Equity in earnings of real estate entities (a)......         6,712            2,555         20,391           12,738
Gain (loss) on disposition of real estate                   (6,252)             217        336,545            2,547
   investments (e)..................................
Casualty gain (loss)................................             -                -           (525)           2,665
Foreign currency exchange gain (loss) (f)...........       (13,159)          16,341        (25,362)          58,444
Minority interest in income allocable to:
 Preferred minority interests.......................        (5,403)          (5,403)       (21,612)         (21,612)
 Other partnership interests .......................        (4,941)          (2,529)       (17,084)          (7,931)
                                                      -------------    -------------  -------------    -------------
Income from continuing operations...................       151,824          164,946        936,442          457,787
Discontinued operations ............................          (134)           2,941         (1,266)            (252)
                                                      -------------    -------------  -------------    -------------
Net income..........................................  $    151,690     $    167,887   $    935,176     $    457,535
                                                      =============    =============  =============    ==============
Net income allocation:
    Allocable to preferred shareholders based on
      distribution paid.............................  $     58,722     $     60,333   $    239,721     $    236,757
    Allocable from preferred shareholders based on
      redemptions (g)...............................       (33,851)               -        (33,851)               -
    Allocable to Equity Shares, Series A............         5,131            5,356         21,199           21,424
    Allocable to common shareholders................       121,688          102,198        708,107          199,354
                                                      -------------    -------------  -------------    -------------
                                                      $    151,690     $    167,887   $    935,176     $    457,535
                                                      =============    =============  =============    ==============
Per common share:
    Net income per share - Basic....................  $       0.72     $       0.60   $       4.21     $       1.18
                                                      =============    =============  =============    ==============
    Net income per share - Diluted..................  $       0.72     $       0.60   $       4.19     $       1.17
                                                      =============    =============  =============    ==============
    Weighted average common shares - Basic..........       168,254          169,415        168,250          169,342
                                                      =============    =============  =============    ==============
    Weighted average common shares - Diluted........       168,565          170,089        168,883          170,147
                                                      =============    =============  =============    ==============

(a) Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. Accordingly, we no longer present Shurgard Europe's revenues, expenses and other operating items with respect to periods after March 31, 2008, and we instead reflect our pro-rata share of Shurgard Europe's operations as "equity in earnings of real estate entities" along with interest and other income related to the loan receivable from Shurgard Europe. For the three months and year ended December 31, 2008, included in equity in earnings of real estate entities is $417,000 and $4,134,000, respectively, related to our investment in Shurgard Europe. These earnings are comprised of our 49% equity share of Shurgard Europe's net loss, combined with $5,365,000 and $17,774,000 for the three months and year ended December 31, 2008, respectively, representing 49% of the aggregate interest and trademark license income received from Shurgard Europe after March 31, 2008. Included in interest and other income for the three months and year ended December 31, 2008, is an aggregate of $5,584,000 and $18,496,000, respectively, with respect to the loan receivable from Shurgard Europe and trademark license fees, representing 51% of the aggregate interest and trademark license income received from Shurgard Europe after March 31, 2008.

(b) Ancillary cost of operations have increased $1.2 million for the three months ended December 31, 2008, and decreased $5.8 million for the year ended December 31, 2008 as a result of changes in accounting estimates related to our tenant insurance operations.

(c) Depreciation and amortization expense for the three months and year ended December 31, 2008 decreased when compared to the same periods in 2007 primarily due to reductions in amortization expense related to domestic intangible assets, primarily those obtained in the Shurgard Merger, combined with the impact of the deconsolidation of Shurgard Europe.

(d) For the year ended December 31, 2008, general and administrative expense includes additional incentive compensation totaling $27.9 million associated with the disposition of an interest in Shurgard Europe. In addition, for the year ended December 31, 2007, we incurred additional expenses in connection with the proposed offering of shares of Shurgard Europe totaling approximately $9.6 million.

(e) Gain on disposition of real estate investments for the year ended December 31, 2008 includes a $344.7 million gain on our disposition of a 51% interest in Shurgard Europe, as well as a $9.3 million loss upon disposition of an equity investment recorded in the quarter ended December 31, 2008.

(f) Our foreign currency exchange gains and losses are primarily related to our intercompany loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(g) During the quarter ended December 31, 2008, we repurchased various series of our preferred shares for an aggregate of $66.9 million. This amount paid was approximately $33.9 million lower than the original issue proceeds of the preferred shares acquired and, accordingly, we recorded an allocation of income from the preferred shareholders to the common shareholders of $33.9 million. These repurchases are expected to reduce ongoing distributions to the preferred shareholders by $7.1 million per year.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                                       December 31,      December 31,
                                                                           2008              2007
                                                                     (Unaudited) (a)
                                                                    ------------------  ----------------
                                                                       (Amounts in thousands, except
                                                                         share and per share data)

ASSETS
Cash and cash equivalents ....................................         $      680,701    $     245,444
Operating real estate facilities:
   Land and buildings, at cost................................             10,207,022       11,658,807
   Accumulated depreciation...................................             (2,405,473)      (2,128,225)
                                                                    ------------------  ----------------
                                                                            7,801,549        9,530,582
Construction in process.......................................                 20,340           51,972
                                                                    ------------------  ----------------
                                                                            7,821,889        9,582,554

Investment in real estate entities............................                544,598          306,743
Goodwill......................................................                174,634          174,634
Intangible assets, net........................................                 52,005          173,745
Loan receivable from Shurgard Europe..........................                552,361                -
Other assets..................................................                109,857          159,982
                                                                    ------------------  ----------------
       Total assets...........................................         $    9,936,045    $  10,643,102
                                                                    ==================  ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      643,811    $   1,069,928
Accrued and other liabilities.................................                212,353          303,357
                                                                    ------------------  ----------------
       Total liabilities......................................                856,164        1,373,285

Minority interest ............................................                364,417          506,688

Shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01 par value,
     100,000,000 shares authorized, 887,122 shares issued (in series) and outstanding (1,739,500 at December 31,
     2007), at liquidation preference.........................              3,424,327        3,527,500
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,279,732 shares issued and
     outstanding (169,422,475 at December 31, 2007)...........                 16,829           16,943
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,377.193 shares
     issued and outstanding at December 31, 2008  (8,744.193
     shares at December 31, 2007).............................                      -                -
   Paid-in capital............................................              5,590,093        5,653,975
   Cumulative net income......................................              4,896,003        3,960,827
   Cumulative distributions paid..............................             (5,179,857)      (4,446,181)
   Accumulated other comprehensive (loss) income..............                (31,931)          50,065
                                                                    ------------------  ----------------
     Total shareholders' equity...............................              8,715,464        8,763,129
                                                                    ------------------  ----------------
       Total liabilities and shareholders' equity.............         $    9,936,045    $  10,643,102
                                                                    ==================  ================


(a) On March 31, 2008, an institutional investor acquired a 51% interest in our European operations. As a result of the transaction, effective March 31, 2008 we no longer consolidate the accounts of Shurgard Europe and account for our investment on the equity method of accounting.

Shurgard Europe Same Store Selected Operating Data
--------------------------------------------------

The operating data presented in the table below for each period reflects the historical data for the Europe Same Store Portfolio of 96 facilities that have been operated on a stabilized basis since January 1, 2006. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe effective March 31, 2008 and, accordingly, the revenues and cost of operations for the quarter ended December 31, 2008 are not included in our income statements.


Selected Operating Data for the 96 facilities
---------------------------------------------
operated by Shurgard Europe on a stabilized basis
-------------------------------------------------
since January 1, 2006 ("Europe Same Store
-----------------------------------------
Facilities"): (unaudited)                                 Three Months Ended December 31,             Year Ended December 31,
-------------------------                             ---------------------------------------  -------------------------------------
                                                                                 Percentage                               Percentage
                                                          2008        2007 (a)      Change         2008        2007 (a)     Change
                                                      ------------  ------------ ------------  ------------  ------------ ----------
                                                                   (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (a)
Revenues:
Rental income.....................................     $  29,150     $  29,991       (2.8)%     $  133,924   $ 131,876       1.6%
Late charges and administrative fees collected....           456           319       42.9%           2,278       1,335      70.6%
                                                      ------------  ------------ ------------  ------------  ------------ ----------
Total revenues (b)................................        29,606        30,310       (2.3)%        136,202     133,211       2.2%
                                                      ------------  ------------ ------------  ------------  ------------ ----------
Cost of operations:
Property taxes ...................................         1,267         1,332       (4.9)%          6,085       5,851       4.0%
Direct property payroll...........................         3,507         3,645       (3.8)%         15,474      15,739      (1.7)%
Advertising and promotion.........................           879           687       27.9%           4,109       4,327      (5.0)%
Utilities.........................................           699           687        1.7%           3,194       3,126       2.2%
Repairs and maintenance...........................           914           901        1.4%           3,659       3,510       4.2%
Property insurance................................           187           241      (22.4)%            845       1,274     (33.7)%
Other costs of management.........................         4,192         4,385       (4.4)%         18,584      19,807      (6.2)%
                                                      ------------  ------------ ------------  ------------  ------------ ----------
  Total cost of operations (b)....................        11,645        11,878       (2.0)%         51,950      53,634      (3.1)%
                                                      ------------  ------------ ------------  ------------  ------------ ----------
Net operating income (excluding depreciation and
amortization) (c).................................     $  17,961     $  18,432       (2.6)%     $   84,252   $  79,577       5.9%
                                                      ============  ============ ============  ============  ============ ==========
Gross margin......................................         60.7%         60.8%       (0.2)%          61.9%       59.7%       3.7%
Weighted average for the period:
  Square foot occupancy (d).......................         85.9%         90.4%       (5.0)%          86.5%       89.8%      (3.7)%
  Realized  annual rent per occupied  square foot (e)  $   25.68     $   25.10        2.3%      $    29.29   $   27.78       5.4%
(g)...............................................
  REVPAF (f) (g)..................................     $   22.06     $   22.69       (2.8)%     $    25.34   $   24.95       1.6%

Weighted average at December 31:
  Square foot occupancy...........................                                                   84.3%       89.0%      (5.3)%
  In place annual rent per occupied square foot (h)                                              $   27.41   $   26.72       2.6%
Total net rentable square feet (in thousands).....                                                   5,286       5,286         -


(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three months and year ended December 31, 2007 have been restated using the actual exchange rate for the same periods in 2008. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.316 and 1.470 for the three months and year ended December 31, 2008, respectively, as compared to 1.448 and 1.370 for the same periods in 2007, respectively.


(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                             Three Months Ended               Year Ended
                                                                                December 31,                 December 31,
                                                                         ---------------------------  ------------------------------
                                                                             2008           2007            2008           2007
                                                                         -------------  ------------  -------------   --------------
                                                                                (Amounts in thousands, except per share data)

Computation of Funds from Operations (FFO) allocable to Common Shares:
Net Income.............................................................  $   151,690    $   167,887    $   935,176     $   457,535
    Add back - depreciation and amortization...........................      104,288        130,783        414,188         622,400
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................            2             81             13             494
    Eliminate - depreciation with respect to non-real estate assets....          (62)           (89)          (253)           (406)
    Eliminate - (gain) loss on sale of real estate investments.........        6,252           (217)      (336,545)         (2,547)
    Eliminate - gain on sale of real estate assets included in
        Discontinued Operations........................................            -         (4,336)             -          (4,336)
    Add back - Depreciation from unconsolidated real estate investments       18,727         12,754         74,918          45,307
    Add back - minority interest share of income.......................       10,344          7,932         38,696          29,543
                                                                         -------------  ------------  -------------   --------------
Consolidated FFO.......................................................      291,241        314,795      1,126,193       1,147,990
Allocable to preferred minority interests..............................       (5,403)        (5,403)       (21,612)        (21,612)
Allocable to other minority interests..................................       (5,114)        (6,421)       (21,904)        (21,989)
                                                                         -------------  ------------  -------------   --------------
Remaining FFO allocable to our shareholders............................      280,724        302,971      1,082,677       1,104,389
Less: allocations to preferred and equity shareholders:
    Allocable to preferred shareholders based upon dividends paid .....      (58,722)       (60,333)      (239,721)       (236,757)
    Allocable from preferred shareholders based upon redemptions ......       33,851              -         33,851               -
    Allocable to Equity Shares, Series A based upon dividends paid.....       (5,131)        (5,356)       (21,199)        (21,424)
                                                                         -------------  ------------  -------------   --------------
Remaining FFO allocable to Common Shares (a)...........................  $   250,722    $   237,282    $   855,608     $   846,208
                                                                         =============  ============  =============   ==============
Weighted average shares:
    Regular common shares..............................................      168,254        169,415        168,250         169,342
    Weighted average stock options and restricted share units
       outstanding using treasury method ..............................          311            674            633             805
                                                                         -------------  ------------  -------------   --------------
    Weighted average common shares for purposes of computing
       fully-diluted FFO per common share..............................      168,565        170,089        168,883         170,147
                                                                         =============  ============  =============   ==============
FFO per diluted common share (a).......................................  $      1.49    $      1.40    $      5.07     $      4.97
                                                                         =============  ============  =============   ==============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)

                                                                   Three Months Ended                  Year Ended
                                                                      December 31,                    December 31,
                                                               ----------------------------   -----------------------------
                                                                   2008           2007            2008            2007
                                                               -----------    -------------   ------------   --------------
                                                                                 (Amounts in thousands)

Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Shares (a).......................       $ 250,722      $  237,282      $ 855,608      $   846,208
Add: Non-cash share-based compensation expense...........           2,828           1,197         12,591            8,511
Eliminate: Non-cash foreign currency exchange losses (gains)       13,159         (16,341)        25,362          (58,444)
Less: FFO allocated from  preferred  shareholders  to common
    shareholders    pursuant   to   preferred    repurchase,
    including our equity share of PSB....................         (35,774)              -        (35,774)               -
Less: Aggregate capital expenditures.....................          (3,682)        (19,649)       (76,311)         (69,102)
Add  back:  Capital  expenditures  for  Shurgard  rebranding
    effort...............................................               -               -              -            3,600
                                                               -----------    -------------   ------------   --------------
Funds available for distribution ("FAD") (b).............       $ 227,253      $  202,489     $  781,476      $   730,773
                                                               ===========    =============   ============   ==============
Distribution to common shareholders:
   Regular...............................................       $  93,296      $   84,980     $  371,798      $   340,002
   Special (c)...........................................         100,958               -        100,958                -
                                                               -----------    -------------   ------------   --------------
Total distribution to common shareholders................       $ 194,254      $   84,980     $  472,756      $   340,002
                                                               ===========    =============   ============   ==============
Distribution payout ratio (b) ...........................           85.5%           42.0%          60.5%            46.5%
                                                               ===========    =============   ============   ==============
Distribution payout ratio (on regular dividends only) (d)           41.1%           42.0%          47.6%            46.5%
                                                               ===========    =============   ============   ==============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of stock-based compensation expense, (iii) noncash allocations to or from preferred equity holders, less capital expenditures to maintain our facilities and (iv) elimination of any gain or loss on foreign exchange. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c) The Board of Trustees declared a special dividend of $0.60 per share on November 6, 2008 which was paid on December 30, 2008. This payout was primarily due to the gain on sale of 51% of our interest in Shurgard Europe.

(d) Supplemental payout ratio, excluding the impact of the special dividend, which was primarily due to the gain on sale of 51% of our interest in Shurgard Europe. This supplemental measure is presented to portray ongoing dividends, excluding the dividend due to the gain on sale of Shurgard, because FAD excludes the gain on sale of an interest in Shurgard Europe.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                            Three Months Ended               Year Ended
                                                               December 31,                 December 31,
                                                       --------------------------  ----------------------------
                                                           2008          2007           2008           2007
                                                       ------------- ------------  -------------  -------------
                                                                         (Amounts in thousands)

Revenues for the Same Store facilities...............   $  333,080   $  327,885     $ 1,339,306    $ 1,306,315

Revenues for other facilities (a):
    Newly acquired or developed facilities put into
    service during:
       2008..........................................         1,265           -           2,628              -
       2007..........................................         1,879       1,145           6,586          2,334
       2004, 2005, and 2006 (b)......................        22,379      20,446          87,520         78,342
    Expansion facilities.............................        23,205      21,423          90,537         82,956
    Shurgard Europe's facilities, which were
    deconsolidated March 31, 2008 ...................             -      54,177          54,722        192,507
                                                       ------------- ------------  -------------  -------------
Consolidated self-storage revenues (c)................  $   381,808  $  425,076     $ 1,581,299    $ 1,662,454
                                                       ============= ============  =============  =============

Cost of operations for the Same Store facilities......  $    97,226  $   98,557     $   430,569    $   426,228

Cost of operations for other facilities (a):
    Newly acquired or developed facilities put
    into service during:
       2008..........................................           507           -           1,041              -
       2007..........................................           740         738           2,962          1,351
       2004, 2005, and 2006 (b)......................         6,898       7,243          30,880         31,358
    Expansion facilities..............................        7,603       7,356          29,970         29,601
    Shurgard Europe's facilities, which were
    deconsolidated March 31, 2008....................             -      25,133          24,654         91,689
                                                       ------------- ------------  -------------  -------------
Consolidated self-storage cost of operations (c)......  $   112,974  $  139,027     $   520,076    $   580,227
                                                       ============= ============  =============  =============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities.

(b) Includes 66 facilities which we acquired in the merger with Shurgard that are not included in the Same Store facilities and are not owned by Shurgard Europe, along with 12 additional facilities acquired in 2006.

(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.